EXHIBIT 23.2

FIREARMS TRAINING SYSTEMS, INC. STATEMENT CONCERNING

ABSENCE OF CURRENT WRITTEN CONSENT OF ARTHUR ANDERSEN LLP

Section 11(a) of the Securities Act of 1933, as amended, provides that if part of a registration statement at the time it becomes effective contains an untrue statement of a material fact, or omits a material fact required to be stated therein necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, an accountant, who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement.

Effective April 17, 2002, the Company determined not to engage Arthur Andersen LLP as its independent auditors for fiscal 2002 and engaged PricewaterhouseCoopers LLP to replace Arthur Andersen LLP. On August 31, 2002, Arthur Andersen LLP voluntarily ceased to audit public companies and it is no longer licensed to practice as a public accountant. As a result, after reasonable efforts, we are unable to obtain Arthur Andersen’s written consent to the incorporation by reference, from our annual report on Form 10-K for the year ended March 31, 2003, of Arthur Andersen’s audit report with respect to the Company’s financial statements as of March 31, 2001 and for the three years then ended, which by inclusion in said Form 10-K would be incorporated by reference into previously filed Registration Statements of Firearms Training Systems, Inc. under the Securities Act (File numbers 333-22349 and 333-31219).

Under these circumstances, Rule 437a under the Securities Act of 1933 permits the Company to file this Form 10-K without a written consent from Arthur Andersen. However, as a result, Arthur Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions of a material fact required to be stated therein. Accordingly, individuals, their successors or assigns may be unable to assert a claim against Arthur Andersen under Section 11(a) of the Securities Act with respect to such financials. The Company believes, however, that other persons who may be liable under Section 11(a) of the Securities Act, including the Company’s officers and directors, may still rely on Arthur Andersen’s audit reports as being made by an expert under the due diligence defense provision of Section 11(b) of the Securities Act.